Exhibit 99.1

NEWS RELEASE

Nabors Announces Second Quarter 2023 Results

HAMILTON, Bermuda, July 25, 2023 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported second quarter 2023 operating revenues of $767 million, compared to operating revenues of $779 million in the first quarter. The net income attributable to Nabors shareholders for the quarter was $5 million, compared to $49 million in the first quarter. This equates to a loss of $0.31 per diluted share, compared to earnings per diluted share of $4.11 in the first quarter. The second quarter results included a gain, related to mark-to-market treatment of Nabors warrants, of $18 million, or $1.95 per diluted share, as compared to a gain of $34 million, or $3.48 per diluted share in the first quarter. The first quarter also included a $25 million, or $2.06 per diluted share, gain on the redemption of debt. Second quarter adjusted EBITDA was $235 million, compared to $240 million in the previous quarter.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our global market activity was essentially in line with our expectations, with the exception of the Lower 48, where oil related drilling fell somewhat in addition to the already anticipated reduction in gas basins. Total adjusted EBITDA declined slightly, reflecting a decrease in U.S. rig count. Although leading edge pricing in the Lower 48 has peaked, daily revenue increased by $300 beyond the first quarter level.

“In our International segment, results benefitted from strong performance in the Middle East including the start of the third newbuild rig in Saudi Arabia. The remaining two rigs, of the initial five awards, are anticipated to commence operations over the balance of 2023. Construction of the second tranche of five units is progressing, with the first of those deployments expected to begin around the end of 2023. During the quarter we successfully deployed an additional rig in Argentina. We also were recently awarded four rigs in Algeria. Additionally, a unit in Colombia will restart operations in the third quarter.

“Revenue and adjusted EBITDA in our Drilling Solutions segment increased in the second quarter, despite the drilling activity headwinds in the Lower 48. On a global basis, third party revenue increased 18% sequentially, accelerating over the growth rate in the first quarter and validating our focus on this strategy. International revenue also increased as we expanded our footprint in Latin America and the Middle East.

“In the Rig Technologies segment, total revenue and adjusted EBITDA grew, driven by international sales of capital equipment and spare parts.

“On July 18, 2023, Nabors affiliate Nabors Energy Transition Corporation II (NASDAQ: NETDU) completed the initial public offering of its common shares. NETDU represents another milestone in the implementation of Nabors energy transition strategy.”

Segment Results

The U.S. Drilling segment reported $141.4 million in adjusted EBITDA for the second quarter of 2023. Nabors’ average Lower 48 rig count totaled 82. Daily adjusted gross margin in the Lower 48 market averaged $16,890, up $200 from the prior quarter.

NEWS RELEASE

International Drilling adjusted EBITDA totaled $98.3 million, up nearly $10 million. Improved EBITDA across multiple markets more than offset the forecast decline in Colombia. International rig count averaged 77, up slightly from the previous quarter. Daily adjusted gross margin for the second quarter averaged $16,276, up almost 7% from the prior quarter.

Drilling Solutions adjusted EBITDA increased sequentially by 3% to $32.8 million. Growth was led by the Performance Software and Digitalization product lines.

In Rig Technologies, adjusted EBITDA totaled $6.4 million, compared to $5.0 million in the first quarter. Increases in capital equipment, part sales, and energy transition accounted for the sequential improvement in adjusted EBITDA.

Adjusted Free Cash Flow

Adjusted free cash flow totaled $27 million in the second quarter. Capital expenditures totaled $152 million, including $66 million supporting the newbuilds in Saudi Arabia, compared to $119 million in the first quarter, including $37 million supporting the newbuilds in Saudi Arabia.

At the end of the second quarter, net debt was $2.074 billion.

William Restrepo, Nabors CFO, stated, “Our results in the second quarter mirrored the performance of our markets. Our International segment was solid, while our technology businesses also delivered sequential growth. These results helped offset the softening rig markets we had forecast in the Lower 48 and Colombia. We expected lower drilling activity in gas basins but admittedly, the reductions in oil related drilling we experienced were not anticipated. Despite that pause in the Lower 48, our operation in that market continued to generate superior economics, with record margins and substantial cash flow generation.

“Free cash flow in the quarter, although still positive, was impacted by somewhat lower than expected adjusted EBITDA, and higher than planned capital spending. Capex for the newbuild rigs in Saudi Arabia accounted for this variance, as our supplier reached progress milestones earlier than we planned. It is worth highlighting that while our SANAD JV consumed cash during the quarter, free cash flow for the remainder of our business reached almost $60 million. This incremental cash flow supported the redemption in June of approximately $52 million of notes due in September of 2023. At the same time, our revolving credit facility remained undrawn at the end of the second quarter.

“The drilling market should continue to weaken in the Lower 48 during the third quarter. But after a tough first half in the U.S., we are now starting to see signs that this market is bottoming in the third quarter with encouraging data points of incremental activity for the fourth quarter.

“On another positive note, we anticipate further strength in International markets, with early signs of growth developing into awards for incremental rigs. Drilling Solutions and Rig Technologies are also expected to increase sequentially.

NEWS RELEASE

“Despite the softness in the Lower 48 market and to a lesser extent in Colombia, we still expect to generate solid adjusted free cash flow for the full year and to continue reducing our net debt.”

Outlook

Nabors expects the following metrics for the third quarter 2023:

U.S. Drilling

o	Lower 48 average rig count of 74 - 76 rigs

o	Lower 48 adjusted gross margin per day approaching $16,000

o	Alaska and Gulf of Mexico adjusted EBITDA down by approximately $7 million due mainly to recertification-related work on the M400 offshore rig

International

o	Rig count up by one to two rigs versus the second quarter average

o	Adjusted gross margin per day of approximately $16,000 - $16,200

Drilling Solutions

o	Adjusted EBITDA up by approximately 3% above the second quarter

Rig Technologies

o	Adjusted EBITDA up by approximately $3 million vs the second quarter

Capital Expenditures

o	Capital expenditures of $125 million, with approximately $48 million supporting newbuilds in Saudi Arabia

Adjusted Free Cash Flow

o	Adjusted free cash flow for the third quarter of approximately $80 million and for the full year 2023 between $300 and $350 million

Mr. Petrello concluded, “Our second quarter results demonstrate the strength of our broad portfolio. With the current U.S. market trends, our International segment and technology businesses are even more impactful as we work to attain our free cash flow and leverage goals. As we look to the future, we believe that the worst should be behind us in the Lower 48 and we expect some recovery in the fourth quarter. Further, we anticipate International activity in all our segments to continue improving during the second half of this year. And we are pleased with the progress made in our energy transition businesses. We are excited about what’s to come for Nabors in the second half and during 2024.”

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

NEWS RELEASE

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, investment income (loss), and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments.

Adjusted free cash flow represents net cash provided by operating activities less cash used for capital expenditures, net of proceeds from sales of assets. Management believes that adjusted free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company for future growth, that could be available for paying down debt or other financing cash flows, such as dividends to shareholders. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies.

NEWS RELEASE

Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including Adjusted EBITDA, adjusted operating income (loss), net debt, and adjusted free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and adjusted free cash flow to net cash provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release. We do not provide a forward-looking reconciliation of our outlook for Segment Adjusted EBITDA, Segment Gross Margin or Adjusted Free Cash Flow, as the amount and significance of items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These special items could be meaningful.

Investor Contacts:  William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2023	2022	2023	2023	2022
Revenues and other income:
Operating revenues	$767,067	$630,943	$779,139	$1,546,206	$1,199,482
Investment income (loss)	11,743	822	9,866	21,609	985
Total revenues and other income	778,810	631,765	789,005	1,567,815	1,200,467

Costs and other deductions:
Direct costs	455,531	403,797	462,329	917,860	776,509
General and administrative expenses	63,232	58,167	61,730	124,962	111,806
Research and engineering	13,281	10,941	15,074	28,355	22,619
Depreciation and amortization	159,698	162,015	163,031	322,729	326,374
Interest expense	46,164	42,899	45,141	91,305	89,809
Other, net	(1,775)	14,528	(42,375)	(44,150)	94,929
Total costs and other deductions	736,131	692,347	704,930	1,441,061	1,422,046

Income (loss) before income taxes	42,679	(60,582)	84,075	126,754	(221,579)
Income tax expense (benefit)	26,448	9,353	23,015	49,463	23,024

Net income (loss)	16,231	(69,935)	61,060	77,291	(244,603)
Less: Net (income) loss attributable to noncontrolling interest	(11,620)	(12,982)	(11,836)	(23,456)	(22,810)
Net income (loss) attributable to Nabors	$4,611	$(82,917)	$49,224	$53,835	$(267,413)

Earnings (losses) per share:
Basic	$(0.31)	$(9.41)	$4.39	$4.05	$(31.34)
Diluted	$(0.31)	$(9.41)	$4.11	$3.79	$(31.34)

Weighted-average number of common shares outstanding:
Basic	9,195	9,081	9,160	9,178	8,696
Diluted	9,195	9,081	9,867	10,141	8,696

Adjusted EBITDA	$235,023	$158,038	$240,006	$475,029	$288,548

Adjusted operating income (loss)	$75,325	$(3,977)	$76,975	$152,300	$(37,826)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	December 31,
(In thousands)	2023	2023	2022
ASSETS
Current assets:
Cash and short-term investments	$429,059	$475,732	$452,315
Accounts receivable, net	297,388	307,005	327,397
Other current assets	251,687	230,506	220,911
Total current assets	978,134	1,013,243	1,000,623
Property, plant and equipment, net	2,963,898	2,976,831	3,026,100
Other long-term assets	521,235	709,902	703,131
Total assets	$4,463,267	$4,699,976	$4,729,854

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$301,751	$306,543	$314,041
Other current liabilities	242,514	233,935	282,349
Total current liabilities	544,265	540,478	596,390
Long-term debt	2,503,250	2,562,327	2,537,540
Other long-term liabilities	310,263	323,694	380,529
Total liabilities	3,357,778	3,426,499	3,514,459

Redeemable noncontrolling interest in subsidiary	513,817	691,095	678,604

Equity:
Shareholders' equity	402,650	402,711	368,956
Noncontrolling interest	189,022	179,671	167,835
Total equity	591,672	582,382	536,791
Total liabilities and equity	$4,463,267	$4,699,976	$4,729,854

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2023	2022	2023	2023	2022
Operating revenues:
U.S. Drilling	$314,830	$253,008	$350,652	$665,482	$470,591
International Drilling	337,650	296,320	320,048	657,698	575,350
Drilling Solutions	76,855	55,879	75,043	151,898	110,061
Rig Technologies (1)	63,565	45,094	58,479	122,044	81,830
Other reconciling items (2)	(25,833)	(19,358)	(25,083)	(50,916)	(38,350)
Total operating revenues	$767,067	$630,943	$779,139	$1,546,206	$1,199,482

Adjusted EBITDA: (3)
U.S. Drilling	$141,446	$87,371	$156,489	$297,935	$161,636
International Drilling	98,331	82,446	88,608	186,939	153,694
Drilling Solutions	32,756	22,751	31,914	64,670	42,751
Rig Technologies (1)	6,408	3,364	4,954	11,362	2,320
Other reconciling items (4)	(43,918)	(37,894)	(41,959)	(85,877)	(71,853)
Total adjusted EBITDA	$235,023	$158,038	$240,006	$475,029	$288,548

Adjusted operating income (loss): (5)
U.S. Drilling	$75,408	$8,288	$85,869	$161,277	$2,437
International Drilling	10,407	4,605	1,957	12,364	(1,722)
Drilling Solutions	28,351	18,260	27,138	55,489	32,969
Rig Technologies (1)	5,052	2,127	3,694	8,746	(624)
Other reconciling items (4)	(43,893)	(37,257)	(41,683)	(85,576)	(70,886)
Total adjusted operating income (loss)	$75,325	$(3,977)	$76,975	$152,300	$(37,826)

Rig activity:
Average Rigs Working: (7)
Lower 48	81.6	89.3	93.3	87.4	86.3
Other US	7.0	7.1	7.0	7.0	7.0
U.S. Drilling	88.6	96.4	100.3	94.4	93.3
International Drilling	77.1	74.3	76.4	76.8	73.2
Total average rigs working	165.7	170.7	176.7	171.2	166.5

Daily Rig Revenue: (6),(8)
Lower 48	$36,751	$25,566	$36,453	$36,593	$24,348
Other US	65,860	70,181	70,690	68,263	71,116
U.S. Drilling (10)	39,049	28,852	38,842	38,940	27,856
International Drilling	48,106	43,808	46,517	47,319	43,445

Daily Adjusted Gross Margin: (6),(9)
Lower 48	$16,890	$8,706	$16,690	$16,784	$8,220
Other US	35,932	36,300	37,114	36,520	36,759
U.S. Drilling (10)	18,394	10,738	18,115	18,246	10,361
International Drilling	16,276	14,331	15,222	15,754	13,746

1-3

(1)	Includes our oilfield equipment manufacturing activities.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense, other, net and depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to net income (loss), which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Net Income (Loss)".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to net income (loss), which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Net Income (Loss)".

(6)	Rig revenue days represents the number of days the Company's rigs are contracted and performing under a contract during the period. These would typically include days in which operating, standby and move revenue is earned.

(7)	Average rigs working represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year. Average rigs working can also be calculated as rig revenue days during the period divided by the number of calendar days in the period.

(8)	Daily rig revenue represents operating revenue, divided by the total number of revenue days during the quarter.

(9)	Daily adjusted gross margin represents operating revenue less direct costs, divided by the total number of rig revenue days during the quarter.

(10)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF ADJUSTED EBITDA BY SEGMENT TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT

(Unaudited)

(In thousands)
	Three Months Ended June 30, 2023
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$75,408	$10,407	$28,351	$5,052	$(43,893)	$75,325
Depreciation and amortization	66,038	87,924	4,405	1,356	(25)	159,698
Adjusted EBITDA	$141,446	$98,331	$32,756	$6,408	$(43,918)	$235,023

	Three Months Ended June 30, 2022
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$8,288	$4,605	$18,260	$2,127	$(37,257)	$(3,977)
Depreciation and amortization	79,083	77,841	4,491	1,237	(637)	162,015
Adjusted EBITDA	$87,371	$82,446	$22,751	$3,364	$(37,894)	$158,038

	Three Months Ended March 31, 2023
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$85,869	$1,957	$27,138	$3,694	$(41,683)	$76,975
Depreciation and amortization	70,620	86,651	4,776	1,260	(276)	163,031
Adjusted EBITDA	$156,489	$88,608	$31,914	$4,954	$(41,959)	$240,006

	Six Months Ended June 30, 2023
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$161,277	$12,364	$55,489	$8,746	$(85,576)	$152,300
Depreciation and amortization	136,658	174,575	9,181	2,616	(301)	322,729
Adjusted EBITDA	$297,935	$186,939	$64,670	$11,362	$(85,877)	$475,029

	Six Months Ended June 30, 2022
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$2,437	$(1,722)	$32,969	$(624)	$(70,886)	$(37,826)
Depreciation and amortization	159,199	155,416	9,782	2,944	(967)	326,374
Adjusted EBITDA	$161,636	$153,694	$42,751	$2,320	$(71,853)	$288,548

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF ADJUSTED GROSS MARGIN BY SEGMENT TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2023	2022	2023	2023	2022
Lower 48 - U.S. Drilling
Adjusted operating income (loss)	$60,496	$(937)	$74,071	$134,567	$(15,533)
Plus: General and administrative costs	5,209	4,740	5,056	10,264	9,185
Plus: Research and engineering	1,189	1,611	1,519	2,708	3,250
GAAP Gross Margin	66,894	5,414	80,646	147,539	(3,098)
Plus: Depreciation and amortization	58,533	65,312	59,507	118,041	131,556
Adjusted gross margin	$125,427	$70,726	$140,153	$265,580	$128,458

Other - U.S. Drilling
Adjusted operating income (loss)	$14,912	$9,225	$11,798	$26,710	$17,970
Plus: General and administrative costs	323	307	345	668	691
Plus: Research and engineering	132	139	128	259	270
GAAP Gross Margin	15,367	9,671	12,271	27,637	18,931
Plus: Depreciation and amortization	7,504	13,771	11,111	18,616	27,644
Adjusted gross margin	$22,871	$23,442	$23,382	$46,253	$46,575

U.S. Drilling
Adjusted operating income (loss)	$75,408	$8,288	$85,869	$161,277	$2,437
Plus: General and administrative costs	5,532	5,047	5,401	10,932	9,876
Plus: Research and engineering	1,321	1,750	1,647	2,967	3,520
GAAP Gross Margin	82,261	15,085	92,917	175,176	15,833
Plus: Depreciation and amortization	66,037	79,083	70,618	136,657	159,200
Adjusted gross margin	$148,298	$94,168	$163,535	$311,833	$175,033

International Drilling
Adjusted operating income (loss)	$10,407	$4,605	$1,957	$12,364	$(1,722)
Plus: General and administrative costs	14,089	13,056	14,336	28,424	25,539
Plus: Research and engineering	1,821	1,433	1,785	3,606	2,802
GAAP Gross Margin	26,317	19,094	18,078	44,394	26,619
Plus: Depreciation and amortization	87,924	77,842	86,651	174,576	155,416
Adjusted gross margin	$114,241	$96,936	$104,729	$218,970	$182,035

Adjusted gross margin by segment represents adjusted operating income (loss) plus general and administrative costs, research and engineering costs and depreciation and amortization.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO NET INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2023	2022	2023	2023	2022
Net income (loss)	16,231	(69,935)	61,060	77,291	(244,603)
Income tax expense (benefit)	26,448	9,353	23,015	49,463	23,024
Income (loss) from continuing operations before income taxes	42,679	(60,582)	84,075	126,754	(221,579)
Investment (income) loss	(11,743)	(822)	(9,866)	(21,609)	(985)
Interest expense	46,164	42,899	45,141	91,305	89,809
Other, net	(1,775)	14,528	(42,375)	(44,150)	94,929
Adjusted operating income (loss) (1)	75,325	(3,977)	76,975	152,300	(37,826)
Depreciation and amortization	159,698	162,015	163,031	322,729	326,374
Adjusted EBITDA (2)	$235,023	$158,038	$240,006	$475,029	$288,548

(1) Adjusted operating income (loss) represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense, and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.

(2) Adjusted EBITDA represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense, other, net and depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

(Unaudited)

	June 30,	March 31,	December 31,
(In thousands)	2023	2023	2022
Long-term debt	$2,503,250	$2,562,327	$2,537,540
Less: Cash and short-term investments	429,059	475,732	452,315
Net Debt	$2,074,191	$2,086,595	$2,085,225

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2023	2023	2023
Net cash provided by operating activities	$168,466	$154,050	$322,516
Add: Capital expenditures, net of proceeds from sales of assets	(141,683)	(116,752)	(258,435)

Adjusted free cash flow	$26,783	$37,298	$64,081

Adjusted free cash flow represents net cash provided by operating activities less cash used for capital expenditures, net of proceeds from sales of assets.  Management believes that adjusted free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company for future growth, that could be available for paying down debt or other financing cash flows, such as dividends to shareholders.  Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures.  Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations reported in accordance with GAAP.

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